Exhibit 99.1

Investor Relations Contact:
Erik Yohe Hilltop Holdings Inc.
200 Crescent Court
Suite 1330
Dallas, TX 75201
(214) 855-2177
ir@hilltop-holdings.com

Hilltop Holdings Inc. Announces Financial Results for 2012

DALLAS—(BUSINESS WIRE) Mar. 15, 2013 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”), the parent company of PlainsCapital Corporation (“PlainsCapital”) and NLASCO, Inc., its insurance subsidiary, announced financial results for 2012.  PlainsCapital, through its operating subsidiaries: PlainsCapital Bank, PrimeLending and First Southwest, provides banking, mortgage origination and financial advisory services.

Hilltop completed its acquisition of PlainsCapital on November 30, 2012. As a result of the acquisition, the operating results of Hilltop for the year ended December 31, 2012 include PlainsCapital’s operating results since December 1, 2012 and reflect the following:

•                  Hilltop’s total assets grew to $7.3 billion at December 31, 2012 compared to $0.9 billion at the end of 2011;

•                  Total stockholders’ equity increased 75 percent in 2012 to $1.1 billion at December 31, 2012;

•                  With the addition of PlainsCapital, Hilltop held $3.1 billion in Loans Held for Investment, net of Allowance for Loan Losses, and $1.4 billion in Loans Held for Sale at December 31, 2012;

•                  The operating results for 2012 was a net loss of $5.9 million, versus a net loss of $6.5 million for 2011;

•                  Diluted loss per common share for 2012 was $0.10, compared to diluted loss per common share of $0.12 for 2011;

•                  Certain items included in net loss for 2012 resulted from purchase accounting, compensation expense-related to retention agreements and acquisition-related expenses associated with the PlainsCapital transaction. The pre-tax effects of these items include compensation expense of $8.9 million, specific acquisition-related expenses of $6.6 million, net accretion on acquired earning assets and liabilities of $6.1 million and amortization of identifiable intangibles of $0.8 million. The after-tax impact of these items was to increase the 2012 net loss by $7.7 million;

•                  Hilltop is well capitalized with a Tier 1 Leverage Ratio(1) of 13.08% and Total Capital Ratio of 17.81%; and

•                  Post-acquisition Hilltop maintains over $200 million of freely usable cash.

(1)  Based on the end of period Tier 1 capital divided by total average assets for the month of December 2012 excluding goodwill and intangible assets.

The final total consideration paid by Hilltop to acquire PlainsCapital was $813.5 million, consisting of:

•                  $311.8 million in cash;

•                  $387.6 million of Hilltop common stock; and

•                  $144.1 million of Hilltop Series B Preferred Stock under the Small Business Lending Fund program.

“2012 was a transformational year for Hilltop. We are excited about the PlainsCapital acquisition and look forward to working with the outstanding team at PlainsCapital.” said Jeremy Ford, CEO of Hilltop. “With PlainsCapital, NLASCO and $200 million of freely usable cash, we believe Hilltop is well positioned for the future.”

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

(dollars, in thousands)

Selected Balance Sheet Information

	December 31,
	2012	2011	Change

Loans held for sale	1,399,944	—	nm
Loans, net	3,148,987	—	nm
Goodwill	253,770	23,988	958%
Other intangible assets, net	77,738	9,074	757%
Total assets	7,286,865	925,425	687%
Total deposits	4,700,461	—	nm
Total stockholders’ equity	1,146,550	655,383	75%

“nm” refers to not meaningful as a result of the acquisition of PlainsCapital

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

(dollars, in thousands, except per share data)

Selected Quarterly Financial Information (Unaudited)

	Year Ended December 31, 2012
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
Interest income	$28,954	$3,379	$3,349	$3,356
Interest expense	3,786	2,140	2,131	2,139
Net interest income	25,168	1,239	1,218	1,217
Provision for loan losses	3,800	—	—	—
Noninterest income	109,691	39,591	38,063	36,887
Noninterest expense	115,934	46,792	55,233	37,558
Income (loss) before income taxes	15,125	(5,962)	(15,952)	546
Income tax provision (benefit)	5,809	(1,914)	(5,243)	203
Net income (loss)	9,316	(4,048)	(10,709)	343
Less: Net income attributable to noncontrolling interest	494	—	—	—
Net income (loss) attributable to Hilltop Holdings	$8,822	$(4,048)	$(10,709)	$343
Dividends on preferred stock	259	—	—	—
Income (loss) applicable to Hilltop Holdings common stockholders	$8,563	$(4,048)	$(10,709)	$343

Earnings (loss) per common share:
Basic	$0.13	$(0.07)	$(0.19)	$0.01
Diluted	$0.13	$(0.07)	$(0.19)	$0.01

About Hilltop Holdings

Hilltop is a Dallas-based financial holding company that is a regional commercial banking franchise and insurance company. Through its wholly owned subsidiary, PlainsCapital Corporation, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through its other wholly owned subsidiary, NLASCO, Inc., it provides property and casualty insurance from two insurance companies.  At December 31, 2012, Hilltop employed 3,950 people and operated approximately 330 locations in 42 states. Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Hilltop’s actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and, except as required by law, Hilltop does not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, the company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the benefits from the PlainsCapital acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we operate; (ii) changes in the default rate of loans and risks associated with concentration in real estate-related loans; (iii) changes in the interest rate environment; (iv) cost and availability of capital; (v) participation in governmental programs; (vi) severe catastrophic events in our geographic area, (vii) failure of insurance segment reinsurers to pay obligations under reinsurance contracts; (viii) changes in key management; (ix) the application of purchase accounting, as well as the approval of new, or changes in, accounting policies and principles; (x) the ability to use net operating loss carry forwards to reduce future tax payments; and (xi) the ability to use excess cash in an effective manner. For more information, see the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Source: Hilltop Holdings Inc.